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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2006 (February 24, 2006)

eSpeed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East 59th Street, New York, NY 10022
(Address of principal executive offices)

Registrant’s telephone number, including area code 212-938-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 24, 2006, a subsidiary of Cantor Fitzgerald, L.P. (‘‘Cantor’’) acquired all of the assets of IDT Horizon GT, Inc. (‘‘Horizon’’), a Delaware corporation. Immediately prior to the closing of the acquisition, eSpeed, Inc. (‘‘eSpeed’’) entered into a software license agreement (the ‘‘License Agreement’’) with Horizon, pursuant to which Horizon granted eSpeed a perpetual, fully paid-up, non-transferable (except to affiliates of eSpeed) license of Horizon’s GovREPO software, a multi-currency, multi-entity, multi-portfolio, collateral management and trading system for fixed income securities. The License Agreement permits eSpeed to use the software worldwide in connection with the processing of trades in eSpeed’s product offerings, provided that the software may not be used for the processing of the business of any other person, firm or entity. The License Agreement was transferred to Cantor in connection with the asset purchase of Horizon. The License Agreement further provides that in the event Cantor sells the Horizon business, it will pay eSpeed an amount equal to 23% of the total consideration received in connection with such sale, up to a maximum of $1.5 million. In consideration for the license and support services to be provided under the License Agreement, eSpeed issued to Horizon a warrant to acquire 312,937 shares of Class A common stock of eSpeed, which warrant will not be transferred to Cantor. The warrant has a five-year term and is immediately exercisable at an exercise price equal to $8.87. The warrant was issued by eSpeed pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended. The transaction was approved by eSpeed's Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

eSpeed, Inc.

Date: February 27, 2006	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick Title: Chairman and Chief Executive Officer